Exhibit 99.1

VALASSIS REPORTS REVENUES OF $237.4 MILLION FOR THE FIRST QUARTER, UP 15.8% Exceeds Analyst Consensus Estimate

LIVONIA, Mich., April 22 /PRNewswire-FirstCall/ — Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, today announced financial results for the first quarter ended March 31, 2004, in line with its published guidance. The company reported quarterly revenues of $237.4 million, up 15.8% from the first quarter of 2003. First-quarter net earnings were $24.6 million, or $0.47 in earnings per share (EPS), in the middle of the company’s first-quarter EPS guidance range of $0.44 to $0.50.

“Our long-term strategic plan is beginning to deliver sustainable revenue growth, even in a highly competitive co-op free-standing insert (FSI) environment,” said Alan F. Schultz, Chairman, President and CEO. “We are committed to the FSI business and returning our market share to historical levels. We are further encouraged by the continued strong unit growth in the co-op FSI industry.”

Valassis will hold an investor call today to discuss its first-quarter results at 11 a.m. (EDT). The call-in number is (800) 366-7417. The call will simulcast on the company’s Web site, at http://www.valassis.com , and replay through May 5, 2004 at (800) 405-2236, pass code 566832. This press release and the Webcast will be archived on the company’s Web site under “Investor.”

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended March 31,
	2004	2003	% Change
Total Revenues	$237.4	$205.0	15.8%
Net Earnings	$24.6	$26.0	-5.4%
Net EPS, diluted	$0.47	$0.50	-6.0%

Mass Products – Products that reach large markets at a low cost: Co-op free-standing insert (FSI) revenues for the first quarter were flat at $127.4 million. Management was encouraged by the seven consecutive quarters of unit growth in the co-op FSI industry. This unit growth, combined with the company’s increased market share, mitigated the effect of continued competitive pricing pressure in the co-op FSI. Run of press (ROP) revenues, generated from the brokering of advertising space on behalf of newspapers, were up in the first quarter from $7.6 million to $21.7 million year over year. While some of this increase is attributed to a changing fee structure for certain contracts, the company continued to grow the customer base and outperformed its objective of a 10% to 15% increase in contribution margin dollars for the quarter.

Cluster Targeted Products – Products that reach neighborhoods based on geographic and demographic characteristics: Cluster Targeted product revenues increased 15.8% for the quarter to $52.9 million, exceeding the company’s revenue growth guidance of 10% to 15%. This increase in revenues was attributed to a continued rebound in customer product sampling, as well as growth in polybag advertising and newspaper preprints. Management noted that this revenue growth was accompanied by an improved gross margin, consistent with the company’s guidance.

1 to 1 Products – Products and services that pinpoint individuals or households to build loyalty to a brand: The 1 to 1 product revenues are comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail. 1 to 1 revenues increased 16.2% to $12.2 million for the quarter, due to the company’s enhanced retail relationships and growing direct mail business. Management believes the company will achieve its revenue growth target of 20% to 25% for the first half and full year of 2004.

International & Services – Marketing products and services available in the United States, Canada, France, Germany, Italy, Mexico, Spain and the United Kingdom: International & Services is comprised of NCH Marketing Services (NCH), Valassis Canada and Promotion Watch. International & Services revenues were up from $13.5 million to $23.2 million for the first quarter with improved margins. Revenue growth in this segment was due to the full-quarter consolidation of NCH and positive results of Valassis Canada. As previously announced, the company is beginning to test new media products and services in Europe this year.

Costs and Expenses
FSI cost of goods sold was relatively flat for the first quarter on a CPM basis. While FSI paper costs increased slightly, media and printing/distribution costs declined on a CPM basis due to the increase in market share and co-op FSI book size. Net interest expense was down 9.7% to $2.8 million for the quarter. SG&A expense was up 12.1% to $30.5 million for the first quarter, due primarily to the full-quarter consolidation of NCH.

Debt Position/Share Repurchase
The company’s debt position, net of cash, was $97.6 million at quarter-end. During the first quarter, the company repurchased 128,900 shares of its stock. The company ended the quarter with $214.5 million in cash.

Outlook
2004 guidance remains as previously announced. The company expects 2004 EPS to be between $1.65 and $1.85. Management provided the following quarterly projections in its fourth quarter 2003 earnings release on February 19, 2004:

Quarter	Projected EPS Range	Actual Results
1	$0.44 -$0.50	$0.47
2	$0.44 -$0.50
3	$0.37 -$0.43
4	$0.38 -$0.44

About Valassis
Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ Connective Media™ portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting, and analytic services. Valassis has been listed as one of Fortune magazine’s “Best Companies to Work For” for seven consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com .

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC. Consolidated Balance Sheets (in thousands)

Assets	Mar. 31, 2004	Dec. 31, 2003

Current assets:

Cash and cash equivalents	$ 214,494	$ 207,360
Accounts receivable	227,258	206,908
Inventories	19,891	20,992
Deferred income taxes	2,460	2,426
Other	16,175	18,937

Total current assets	480,278	456,623

Property, plant and equipment, at cost	216,218	214,434

Less accumulated depreciation	(130,732)	(127,559)

Net property, plant and equipment	85,486	86,875

Intangible assets	205,293	205,293

Less accumulated amortization	(73,884)	(73,831)

Net intangible assets	131,409	131,462

Equity investments and advances to investees	3,553	3,553

Deferred income taxes	6,829	6,935

Other assets	6,437	7,306

Total assets	$ 713,992	$ 692,754

VALASSIS COMMUNICATIONS, INC. Consolidated Balance Sheets, Continued (in thousands)

Liabilities and Stockholders' Equity	Mar. 31, 2004	Dec. 31, 2003

Current liabilities:

Current portion, long-term debt	$ 51,842	$ 51,842
Accounts payable and accruals	237,282	245,639
Progress billings	58,381	51,694

Total current liabilities	347,505	349,175

Long-term debt	260,214	259,819
Other liabilities	7,507	7,701

Stockholders' equity:

Common stock	631	631
Additional paid-in capital	35,346	34,902
Retained earnings	415,406	390,784
Treasury stock	(354,435)	(351,962)
Accumulated other comprehensive gain	1,818	1,704

Total stockholders' equity	98,766	76,059

Total liabilities and stockholders' equity	$ 713,992	$ 692,754

VALASSIS COMMUNICATIONS, INC. Consolidated Statements of Operations (in thousands, except per share data)

	Quarter Ended Mar. 31, 2004	Quarter Ended Mar. 31, 2003	% Change

Revenue	$ 237,353	$ 205,045	+15.80%

Costs and expenses:
Costs of products sold	165,524	134,501	+23.10%
Selling, general and administrative	30,544	27,255	+12.10%

Total costs and expenses	196,068	161,756	+21.20%

Earnings from operations	41,285	43,289	-4.60%

Other expenses and income:
Interest expense	3,167	3,341	-5.20%
Other (income) and expenses	(529)	(902)	-41.40%

Total other expenses and income	2,638	2,439	8.20%

Earnings before income taxes	38,647	40,850	-5.40%

Income taxes	14,025	14,825	-5.40%

Net earnings	$ 24,622	$ 26,025	-5.40%

Net earnings per common share, diluted	$ 0.47	$ 0.50	-6.00%

Weighted average shares outstanding, diluted	52,547	52,199	+0.70%

Supplementary Data
Amortization	$ 52	$ 54
Depreciation	3,628	3,653
Capital expenditures	2,203	7,249

SOURCE Valassis -0- 04/22/2004 /CONTACT: Sherry Lauderback of Valassis, +1-734-591-7374, Fax: +1-734-591-4503, lauderbacks@valassis.com / /Web site: http://www.valassis.com / (VCI)

CO: Valassis ST: Michigan IN: ADV PUB SU: ERN CCA MAV ERP